Exhibit 99.1

EARNINGS RELEASE

By:	Expeditors International of Washington, Inc. 1015 Third Avenue, Suite 1200 Seattle, Washington 98104

CONTACT:	R. Jordan Gates Chief Operating Officer (206) 674-3427 FOR IMMEDIATE RELEASE	Bradley S. Powell Chief Financial Officer (206) 674-3412

EXPEDITORS ISSUES EARNINGS GUIDANCE

SEATTLE, WASHINGTON – July 13, 2009, Expeditors International of Washington, Inc. (NASDAQ:EXPD) today announced that based on preliminary results, second quarter 2010 earnings per share will likely fall within the range of $.38 to $.40 per share1, as compared with $.25 per share1 for the same quarter of 2009. This exceeds current consensus expectations of $.30 per share1.

“We’ve experienced very significant year-over-year volume increases in both our airfreight and ocean freight business,” said Peter J. Rose, Chairman and Chief Executive Officer. “Our customers seem to be doing well as compared with 2009. This feels particularly good to us because these results are above the second quarter earnings per share1 we reported in 2008,” Rose said.

“We’ll have more information when final quarterly results are released before the market opens on August 3rd, 2010. At this stage, what we can say is that these results are volume driven on the revenue side and enhanced by productivity efficiencies on the cost side with some favorable foreign exchange gains. That aside, we’re very encouraged, albeit we think it still premature to extrapolate these preliminary results of the second quarter over the entire of 2010,” concluded Rose.

Expeditors is a global logistics company headquartered in Seattle, Washington. The company employs trained professionals in 182 offices, 65 satellite offices and 4 international service centers located on six continents linked into a seamless worldwide network through an integrated information management system. Services include air and ocean freight forwarding, vendor consolidation, customs clearance, marine insurance, distribution and other value added international logistics services.

[1]	Diluted earnings attributable to shareholders per share

Disclaimer on Forward-Looking Statements:

Certain portions of this release contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties, including comments on preliminary financial information, future economic trends, improving business climate, positive trends in freight volumes, and ability to improve productivity. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, our ability to maintain consistent and stable operating results, future success of our business model, ability to perpetuate profits, changes in customer demand for Expeditors’ services caused by a general economic slow-down, customers’ inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, regulatory changes or the unpredictable acts of competitors and other risks, risk factors and uncertainties detailed in our Annual and Quarterly Reports filed with the Securities and Exchange Commission.